Exhibit 99.1

Boston Scientific Elects Dr. Cheryl Pegus to Board of Directors

MARLBOROUGH, Mass., (May 8, 2024) – Boston Scientific Corporation (NYSE: BSX) announced today the election of Dr. Cheryl Pegus to its board of directors, effective immediately.

Dr. Pegus has more than 25 years of clinical and business leadership experience, most recently serving as a partner at Morgan Health focused on improving the quality, affordability and equity of health care. Prior to that, Dr. Pegus was executive vice president of Health & Wellness at Walmart, president of Consumer Solutions and chief medical officer for Cambia Health Solutions and chief medical officer at Walgreens. Before joining Walgreens, Dr. Pegus was the general manager and chief medical officer for SymCare Personalized Health Solutions, Inc., a diabetes-focused division of Johnson & Johnson, and held roles at Pfizer and Aetna.

Dr. Pegus began her career in private practice as a cardiologist and previously served as board chair for the Association of Black Cardiologists. She serves on the board of the American Heart Association and is co-founder of A New Beat, an organization dedicated to improving the cardiovascular health and careers of women and underrepresented minorities. Dr. Pegus received her B.A. from Brandeis University, her M.D. from Weill Cornell Medical College and her M.P.H. from Columbia University Mailman School of Public Health.

"We are pleased to expand our board of directors with a highly respected, visionary clinical leader," said Mike Mahoney, chief executive and chairman of the board, Boston Scientific. "Cheryl is passionate about the role health care innovation can play in improving outcomes and expanding health care access, and we look forward to her contributions as Boston Scientific continues to grow and serve more patients around the world."

About Boston Scientific
Boston Scientific transforms lives through innovative medical technologies that improve the health of patients around the world. As a global medical technology leader for more than 40 years, we advance science for life by providing a broad range of high-performance solutions that address unmet patient needs and reduce the cost of healthcare. Our portfolio of devices and therapies helps physicians diagnose and treat complex cardiovascular, respiratory, digestive, oncological, neurological and urological diseases and conditions. Learn more at www.bostonscientific.com and connect on LinkedIn and X, formerly Twitter.

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